Exhibit 99.1

MoSys, Inc. Reports First Quarter 2013 Financial Results

Design Win Activity Accelerates; Receives First Order from Tier-One Customer

SANTA CLARA, Calif.--(BUSINESS WIRE)--April 19, 2013--MoSys, Inc., (NASDAQ: MOSY), a leader in semiconductor solutions that enable fast, intelligent data access for network and communications systems, today reported financial results for the first quarter ended March 31, 2013.

First Quarter and Recent Highlights

  Secured first order from a Tier-One customer for Bandwidth Engine® 2;
  Secured an additional platform win with an existing customer;
  Unveiled newest member of Bandwidth Engine family of ICs, the MSR820, with on-board accelerators for 400G networking equipment;
  Announced new LineSpeed™ 100G Multi-Mode Gearbox IC to enable data path connectivity, speed and intelligence for 100G data transmission; and
  Ended the quarter with total cash and investments of $37.3 million.

Management Commentary

“During the first quarter, we continued to build design win momentum for our first and second-generation Bandwidth Engine ICs,” commented Len Perham, MoSys’ President and Chief Executive Officer. “Most notably, we received our first Tier-One customer order for prototype quantities of Bandwidth Engine 2 and secured another platform win with an existing customer. Additionally, we have sample requests for Bandwidth Engine 2 (BE-2) from multiple existing and prospective customers, demonstrating the user communities’ growing interest in this uniquely architected, network equipment solution. To date, the characterization and testing of BE-2 has been very gratifying. BE-2 is functioning according to its specifications, and we are satisfied that it meets the necessary standards and criteria to fulfill current sample requests. Though much remains to be done, we are very pleased with the progress we are making to ready these great new members of the Bandwidth Engine product family for a full release to the market. Finally, we anticipate satisfying all outstanding sample and/or prototyping orders for this new product in the current quarter.

During the first quarter, we further demonstrated our ongoing commitment to leverage our existing core IP and technical expertise by announcing the expansion of the Bandwidth Engine family of products. Our newest member, Bandwidth Engine 2 – Macro (MSR820), accelerates intelligent networking with on-board macro functions for 400G equipment.

We also announced a new high-speed SerDes-based product, the LineSpeed 100G Multi-Mode Gearbox IC, for networking and communications systems. This fully functional, high-performance SerDes IC enables high-density, low-power line cards and modules for short and extended reach datapath applications. We are pleased with the customer interest in our initial LineSpeed product, expect to have samples available later this quarter, and plan to add more products to the LineSpeed family in future quarters. We believe 2013 is off to a very good start, and we look forward to providing additional updates as more progress and milestones are achieved.”

First Quarter Results

Total net revenue for the first quarter of 2013 was $1.3 million, compared with $1.6 million reported in the fourth quarter of 2012 and $1.4 million in the first quarter of 2012.

First quarter 2013 total revenue included licensing and other revenue of $0.2 million, consistent with the previous quarter and first quarter of 2012. First quarter 2013 royalty revenue was $1.1 million, compared with $1.4 million in the previous quarter and $1.2 million for the first quarter of 2012.

Gross margin for the first quarter of 2013 was 99 percent, compared with 97 percent in the fourth quarter of 2012 and 96 percent for the first quarter of 2012. The sequential increase in gross margin was primarily due to less engineering services required on existing licensing contracts.

Total operating expenses on a GAAP basis for the first quarter of 2013 were $6.3 million, compared with $9.4 million in the previous quarter and $8.6 million of expenses for the first quarter of 2012. First quarter 2013 operating expenses included a $0.6 million gain on the sale of assets, as well as $0.3 million for amortization of intangible assets and $0.9 million in stock-based compensation expense.

GAAP net loss for the first quarter of 2013 was $5.0 million, or ($0.12) per share, compared with a net loss of $7.8 million, or ($0.19) per share, in the previous quarter and a net loss of $7.2 million, or ($0.19) per share, for the first quarter of 2012. The non-GAAP net loss for the first quarter of 2013 was $3.9 million, or ($0.10) per share, which excludes amortization of intangible assets and stock-based compensation expense. Earnings per share for the first quarter of 2013 were computed using approximately 40.3 million weighted shares on a GAAP and non-GAAP basis. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) to discuss the first quarter 2013 financial results. Investors and other interested parties may access the call by dialing 1-866-318-8615 in the U.S. (1-617-399-5134 outside of the U.S.), and entering the pass code 67286312 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 1-888-286-8010 in the U.S. (1-617-801-6888 outside of the U.S.), pass code of 85064172.

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and amortization of recorded intangible assets. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys’ management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because MoSys’ management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated April 19, 2013, that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, anticipated benefits and performance expected from our IC products and the Company’s future markets and future business prospects.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  achieving additional design wins for Bandwidth Engine ICs;
  commencing volume shipments of Bandwidth Engine ICs;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and

other risks identified in the Company’s most recent report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is an IP-rich fabless semiconductor company that provides high performance solutions for fast, intelligent data access in network and communications systems. Engineered and built for high-reliability carrier and enterprise applications, MoSys' products are breaking bandwidth barriers™ in data processing to allow for faster packet access and analysis, expanded user capacity and new capabilities required by the expanding global infrastructure. MoSys' Bandwidth Engine® family of ICs combines the company's patented 1T-SRAM® high-density, embedded memory and high-speed, 10 Gigabits per second serial interface with its intelligent access technology and a highly efficient GigaChip™ Interface transport protocol to eliminate bottlenecks in high-speed data access. MoSys is headquartered in Santa Clara, California, and more information is available at http://www.mosys.com.

MoSys, 1T-SRAM and Bandwidth Engine are registered trademarks of MoSys, Inc. in the US and/or other countries. Breaking Bandwidth Barriers, GigaChip, LineSpeed and the MoSys logo are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

(Financial Tables to Follow)

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31,
	2013	2012

Net Revenue
Licensing and other	$249	$221
Royalty	1,086	1,203
Total net revenue	1,335	1,424

Cost of Net Revenue
Licensing and other	19	57
Total cost of net revenue	19	57

Gross Profit	1,316	1,367

Operating Expenses
Research and development	5,320	7,506
Selling, general and administrative	1,623	2,926
Gain on sale of assets	(630)	(1,856)
Total operating expenses	6,313	8,576

Loss from operations	(4,997)	(7,209)

Other income, net	20	24
Loss before income taxes	(4,977)	(7,185)

Income tax provision	20	30

Net loss	$(4,997)	$(7,215)

Net loss per share
Basic and diluted	($0.12)	($0.19)

Shares used in computing net loss per share
Basic and diluted	40,264	38,566

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31,	December 31,
	2013	2012

Assets
Current assets:
Cash, cash equivalents and investments	$30,459	$33,327
Accounts receivable, net	68	287
Prepaid expenses and other assets	1,510	1,362
Total current assets	32,037	34,976

Long-term investments	6,849	7,383
Property and equipment, net	1,118	1,238
Goodwill	23,134	23,134
Intangible assets, net	2,404	2,654
Other assets	145	149
Total assets	$65,687	$69,534

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,645	$393
Accrued expenses and other liabilities	2,041	3,947
Deferred revenue	336	481
Total current liabilities	4,022	4,821

Long-term liabilities	185	171

Stockholders' equity	61,480	64,542

Total liabilities and stockholders’ equity	$65,687	$69,534

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31,
	2013	2012

GAAP net loss	$(4,997)	$(7,215)
Stock-based compensation expense
-Cost of net revenue	2	8
-Research and development	590	766
-Selling, general and administrative	296	269
Total stock-based compensation expense	888	1,043

Amortization of intangible assets	250	683

Non-GAAP net loss	$(3,859)	$(5,489)

GAAP net loss per share	$(0.12)	$(0.19)
Reconciling items
-Stock-based compensation expense	0.01	0.03
-Amortization of intangible assets	0.01	0.02

Non-GAAP net loss per share: basic and diluted	$(0.10)	$(0.14)

Shares used in computing non-GAAP net loss per share
Basic and diluted	40,264	38,566

CONTACT:
MoSys, Inc.
Jim Sullivan, +1-408-418-7500
CFO
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, +1-972-239-5119 ext. 126
Sr. Acct. Manager
btwing@sheltongroup.com